Exhibit 10.9

AMENDED AND CONSOLIDATED PROMISSORY NOTE

$235,000	November 1, 2012 Irvine, CA

For value received, Cerebain Biotech Corp., a Nevada corporation (the “Company”), promises to pay to Brad Vroom, an individual, or his assigns (the “Holder”) the principal sum of Two Hundred Thirty-Five Thousand Dollars ($235,000). The principal hereof and any unpaid accrued interest thereon shall be due and payable on or before 5:00 p.m., Pacific Standard Time, on January 31, 2013 (the “Maturity Date”) (unless such payment date is accelerated as provided in Section 3 hereof). Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 4 hereof. Interest shall accrue on the outstanding principal amount beginning on November 1, 2012, at the rate of seven and on-half percent (7.5%) per annum, compounded annually based on a 365-day year and shall continue on the outstanding principal until paid in full.

1. HISTORY OF THE NOTE. This Note is an amendment and consolidation of the following three notes (collectively, the “Original Notes”);

a.	The Promissory Note entered into by and between the Company and the Holder on or about June 12, 2012 (“First Original Note”), for $75,000.00;

b.	The Promissory Note entered into by and between the Company and the Holder on or about July 25, 2012 (“Second Original Note”), for $100,000.00;

c.	Consideration for the loan by the Holder to the Company on or about August 30,
2012 (“Third Original Note”), for $60,000.

With the execution of this Note the Company and the Holder acknowledge and agree that the Original Notes are Void and unenforceable. The Company and Holder hereby acknowledge that as of October 3l, 2012, Four Thousand Six Hundred and Fifty Dollars ($4,650.00) interest has accrued on the Original Notes and is and owing to the Holder.

2. PREPAYMENT.  The Company may, at its option, at any time and from time to time, prepay all or any part of the principal balance of this Note, without penalty or premium, provided that concurrently with each such prepayment the Company shall pay accrued interest on the principal, if any, so prepaid to the date of such prepayment.

3. DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a)  The non-payment, when due, of any principal or interest pursuant to this Note;

(b) The material breach of any representation or warranty in this Note. In the event the Holder becomes aware of a breach of this Section 3(b), then provided such breach is capable of being cured by Company, the Holder shall notify the Company in writing of such breach and the Company shall have thirty (30) business days after notice to cure such breach;

(c)  The breach of any covenant or undertaking, not otherwise provided for in this Section 3;

(d) The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or

(e) The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding Shall not constitute an Event of Default unless the Company consents to the same or admits in Writing the material allegations of same, or said proceeding shall remain undísmíssed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any Substantial part of the property of the Company.

Upon the occurrence of any Default or Event of Default, the Holder, may, by written notice to the Company, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

4. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (C) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	Cerebain Biotech Corp.
13455 Noel Road, Suite 1000
Dallas, TX 75240
Attn: Gerald A. DeCiccio, President
Facsimile No.:

with a Copy to:	Law Offices of Craig V. Butler
9900 Research Dr.
Irvine, CA 92618
Attn: Craig V. Butler, Esq.
Facsimile No.: (949) 209-2545

If to Holder:

Facsimile No: _______________

or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other Party hereto.

5. GOVERNING LAW; VENUE. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, and to be performed entirely within the State of California. The parties agree that any action brought to enforce the terms of this Note will be brought in the appropriate federal or State court having jurisdiction over Orange County, California.

6. ATTORNEY ’S FEES. In the event the Holder hereof shall refer this Note to an attorney to enforce the terms hereof, the Company agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holder’s rights, including reasonable attorney’s fees, whether or not suit is instituted.

7. CONFORMITY WITH LAW. It is the intention of the Company and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Company or credited on the principal amount of this Note.

8. MODIFICATION; WAIVER. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Holder.

IN WITNESS WHEREOF, Company has executed this Amended and Consolidated Promissory Note as of the date written above.

“Company”
Cerebain Biotech Corp.,
a Nevada corporation

/s/ Gerald A. DeCiccio
By: Gerald A. DeCiccio
Its: President

Acknowledged:

/s/ Brad Vroom
Brad Vroom